Exhibit 99.1

Air Products and Chemicals, Inc.

7201 Hamilton Boulevard

Allentown, PA 18195-1501

Air Products Reports Fiscal Q1 EPS Up 16% to $1.35*

Access the Q1 earnings teleconference scheduled for 10:00 a.m. Eastern Time on January 21 by calling (719) 325-2341 and entering passcode 4791604, or listen on the Web at: www.airproducts.com/Invest/financialnews/Earnings_Releases/Teleconference.htm.

First Quarter Highlights Versus Prior Year

•	Sales increased 10% on volume growth—Record Asia Merchant sales up 35%

•	Operating margin of 16.9% up 100 basis points*

•	EPS of $1.35 up 16%*

LEHIGH VALLEY, Pa. (January 21, 2011) – Air Products (NYSE:APD) today reported net income of $296 million, or diluted earnings per share (EPS) of $1.35 for its fiscal first quarter ended December 31, 2010 versus $252 million and $1.16 for the first quarter of fiscal 2010. This result excludes an after-tax charge of $27 million, or $0.12 per share, for costs associated with the tender offer for the outstanding shares of Airgas, Inc.

The discussion of first quarter results and guidance in this release is based on non-GAAP comparisons. A reconciliation can be found at the end of this release.*

First quarter revenues of $2,392 million increased 10 percent versus the prior year driven by higher sales across all segments. This was led by volume growth across our Electronics and Performance Materials, Tonnage Gases and Merchant Gases segments. Sequentially, sales increased two percent. Operating income of $404 million was up 17 percent from the prior year on improved volumes and one percent sequentially.

John McGlade, chairman, president and chief executive officer, said, “We’re off to a very good start for our new fiscal year. In the quarter, we produced double-digit volume growth, and improved margins and returns. The Air Products team continues to deliver on its commitments.”

First Quarter Segment Performance

•

Merchant Gases sales of $988 million increased six percent versus prior year, primarily driven by Asia, which saw its highest increase in sales and volumes in recent history. Operating income of $201 million increased six percent from the prior year on higher volumes and pricing. Sequentially, sales rose four percent driven primarily by favorable currency.

•

Tonnage Gases sales of $766 million were up 10 percent on improved volumes from loading at existing plants and new plant onstreams. Operating income of $116 million increased 15 percent from the prior year primarily on higher volumes, lower maintenance costs and improved plant efficiencies. Sequentially, sales were up two percent with volumes up five percent and energy and raw material cost pass-through lowering sales by four percent.

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•

Electronics and Performance Materials sales of $526 million increased 21 percent on higher volumes and flat pricing. Electronics sales were up 30 percent and Performance Materials sales rose 11 percent versus last year. Operating income of $69 million increased 42 percent from the prior year on improved volumes and productivity. Sequential sales were up one percent due to favorable pricing and currency offset by seasonal volume declines. Operating income was down 18% sequentially due to volume seasonality and inventory revaluation.

•	Equipment and Energy sales of $112 million were up three percent. Operating income of $20 million increased significantly from the prior year on higher LNG activity.

Outlook

Looking ahead, McGlade said, “Building on our solid performance and a gradually recovering global economy, we are focused on winning customer orders, bringing new plants onstream and delivering productivity. We are well on our way to achieving double digit earnings growth, improved return on capital and 17 percent operating margins in 2011.”

Air Products is raising its guidance for fiscal 2011 to $5.55 to $5.70 per share. The company also expects second quarter EPS to be between $1.36 and $1.40 per share.

Annual Meeting of Shareholders

Air Products will host its Annual Meeting of Shareholders on Thursday, January 27, 2011 at 2:00 p.m. ET. Access the audio Webcast at: www.airproducts.com/Invest/shareholdersvcs/annualmeeting_materials.htm.

Air Products (NYSE:APD) serves customers in industrial, energy, technology and healthcare markets worldwide with a unique portfolio of atmospheric gases, process and specialty gases, performance materials, and equipment and services. Founded in 1940, Air Products has built leading positions in key growth markets such as semiconductor materials, refinery hydrogen, home healthcare services, natural gas liquefaction, and advanced coatings and adhesives. The company is recognized for its innovative culture, operational excellence and commitment to safety and the environment. In fiscal 2010, Air Products had revenues of $9 billion, operations in over 40 countries, and 18,300 employees around the globe. For more information, visit www.airproducts.com.

Note: This release contains “forward-looking statements” within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including earnings guidance, projections and targets. These forward-looking statements are based on management’s reasonable expectations and assumptions as of the date this release is issued regarding important risk factors. Actual performance and financial results may differ materially from projections and estimates expressed in the forward-looking statements because of many factors not anticipated by management, including, without limitation, slowing of global economic recovery; renewed deterioration in economic and business conditions; weakening demand for the Company’s products; future financial and operating performance of major customers and industries served by the Company; unanticipated contract terminations or customer cancellations or postponement of projects and sales; the success of commercial negotiations; asset impairments due to economic conditions or specific product or customer events; the impact of competitive products and pricing; interruption in ordinary sources of

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supply of raw materials; the ability to recover unanticipated increased energy and raw material costs from customers; costs and outcomes of litigation or regulatory activities; successful development and market acceptance of new products and applications, the ability to attract, hire and retain qualified personnel in all regions of the world where the Company operates; consequences of acts of war or terrorism impacting the United States and other markets; the effects of a natural disaster; the success of cost reduction and productivity programs and achieving anticipated acquisition synergies; the timing, impact, and other uncertainties of future acquisitions or divestitures; significant fluctuations in interest rates and foreign currencies from that currently anticipated; the continued availability of capital funding sources in all of the Company’s foreign operations; the impact of environmental, healthcare, tax or other legislation and regulations in jurisdictions in which the Company and its affiliates operate; the impact of new or changed financial accounting guidance; the timing and rate at which tax credits can be utilized and other risk factors described in the Company’s Form 10K for its fiscal year ended September 30, 2010. The Company disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statements contained in this document to reflect any change in the Company’s assumptions, beliefs or expectations or any change in events, conditions, or circumstances upon which any such forward-looking statements are based.

ADDITIONAL INFORMATION

On February 11, 2010, Air Products Distribution, Inc. (“Purchaser”), a wholly owned subsidiary of Air Products and Chemicals, Inc. (“Air Products”), commenced a cash tender offer for all the outstanding shares of common stock of Airgas, Inc. (“Airgas”) not already owned by Air Products, subject to the terms and conditions set forth in the Offer to Purchase dated as of February 11, 2010, as amended (the “Offer to Purchase”). The purchase price to be paid upon the successful closing of the tender offer is $70 per share in cash, without interest and less any required withholding tax, subject to the terms and conditions set forth in the Offer to Purchase, as amended. The tender offer is scheduled to expire at midnight, New York City time, on Friday, February 4, 2011, unless further amended in the manner set forth in the Schedule TO.

This communication does not constitute an offer to buy or solicitation of an offer to sell any securities. The tender offer is being made pursuant to a tender offer statement on Schedule TO (including the Offer to Purchase, a related letter of transmittal and other tender offer materials) filed by Air Products with the U.S. Securities and Exchange Commission (“SEC”) on February 11, 2010. INVESTORS AND SECURITY HOLDERS OF AIRGAS ARE URGED TO READ THESE AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders can obtain free copies of these documents and other documents filed with the SEC by Air Products through the web site maintained by the SEC at http://www.sec.gov. The Offer to Purchase and related materials may also be obtained for free by contacting the Information Agent for the tender offer, MacKenzie Partners, Inc., at 212-929-5500 or toll-free at 800-322-2885.

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*	The presentation of non-GAAP measures is intended to enhance the usefulness of financial information by providing measures which our management uses internally to evaluate our baseline performance on a comparable basis. Presented below are reconciliations of the reported GAAP results to the non-GAAP measures.

CONSOLIDATED RESULTS

	Q1
	Operating Income	Operating Margin		Net Income	Diluted EPS

2011 GAAP	$360.6	15.1%		$268.6	$1.23
2010 GAAP	345.0	15.9%		251.8	1.16

Change GAAP	5%	(80	bp)	7%	6%

2011 GAAP	$360.6	15.1%		$268.6	$1.23
Acquisition-related costs (Tax impact $16.3) (a)	43.5	1.8%		27.2	.12

2011 Non-GAAP Measure	$404.1	16.9%		$295.8	$1.35

Change Non-GAAP Measure	17%	100	bp	17%	16%

	Q2 2011	YTD 2011

2011 Guidance (b)	$1.36-$1.40	$5.55-$5.70

(a)	Based on statutory tax rate of 37.4%
(b)	Guidance excludes the impact of acquisition-related costs

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AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries

CONSOLIDATED INCOME STATEMENTS

(Unaudited)

	Three Months Ended 31 December
(Millions of dollars, except for share data)	2010	2009

Sales	$2,391.7	$2,173.5
Cost of sales	1,720.5	1,568.6
Selling and administrative	244.6	244.1
Research and development	29.2	27.2
Acquisition-related costs	43.5	—
Other income, net	6.7	11.4

Operating Income	360.6	345.0
Equity affiliates’ income	27.8	26.9
Interest expense	31.0	31.6

Income before Taxes	357.4	340.3
Income tax provision	81.5	83.5

Net Income	275.9	256.8
Less: Net Income Attributable to Noncontrolling Interests	7.3	5.0

Net Income Attributable to Air Products	$268.6	$251.8

Basic Earnings per Common Share Attributable to Air Products	$1.25	$1.19

Diluted Earnings per Common Share Attributable to Air Products	$1.23	$1.16

Weighted Average of Common Shares Outstanding (in millions)	214.2	211.7

Weighted Average of Common Shares Outstanding Assuming Dilution (in millions)	219.2	217.0

Dividends Declared per Common Share – Cash	$.49	$.45

Other Data from Operations:
Depreciation and amortization	$217.6	$217.1
Capital expenditures on a non-GAAP Basis (see page 11 for reconciliation)	369.0	345.2

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AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Millions of dollars)	31 December 2010	30 September 2010

Assets

Current Assets
Cash and cash items	$247.2	$374.3
Trade receivables, less allowances for doubtful accounts	1,485.7	1,481.9
Inventories	584.5	571.6
Contracts in progress, less progress billings	153.7	163.6
Prepaid expenses	70.3	70.3
Other receivables and current assets	328.8	372.1

Total Current Assets	2,870.2	3,033.8

Investment in Net Assets of and Advances to Equity Affiliates	912.0	912.8
Plant and Equipment, at cost	16,572.3	16,309.7
Less: Accumulated depreciation	9,414.8	9,258.4

Plant and Equipment, net	7,157.5	7,051.3

Goodwill	912.2	914.6
Intangible Assets, net	277.1	285.7
Noncurrent Capital Lease Receivables	810.7	770.4
Other Noncurrent Assets	520.0	537.3

Total Assets	$13,459.7	$13,505.9

Liabilities and Equity

Current Liabilities
Payables and accrued liabilities	$1,458.1	$1,702.0
Accrued income taxes	104.4	73.6
Short-term borrowings	320.9	286.0
Current portion of long-term debt	53.7	182.5

Total Current Liabilities	1,937.1	2,244.1

Long-Term Debt	3,617.4	3,659.8
Other Noncurrent Liabilities	1,535.7	1,569.3
Deferred Income Taxes	392.3	335.1

Total Liabilities	7,482.5	7,808.3

Total Air Products Shareholders’ Equity	5,810.0	5,546.9
Noncontrolling Interests	167.2	150.7

Total Equity	5,977.2	5,697.6

Total Liabilities and Equity	$13,459.7	$13,505.9

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AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended 31 December
(Millions of dollars)	2010	2009

Operating Activities
Net Income	$275.9	$256.8
Less: Net income attributable to noncontrolling interests	7.3	5.0

Net income attributable to Air Products	$268.6	$251.8
Adjustments to reconcile income to cash provided by operating activities:
Depreciation and amortization	217.6	217.1
Impairment of assets	.6	.6
Deferred income taxes	(2.3)	115.3
Undistributed earnings of unconsolidated affiliates	14.9	(8.4)
(Gain) loss on sale of assets and investments	(.8)	.4
Share-based compensation	10.2	7.7
Noncurrent capital lease receivables	(37.7)	(30.7)
Acquisition-related costs	31.5	—
Other adjustments	29.6	30.1
Working capital changes that provided (used) cash, excluding effects of acquisitions and divestitures:
Trade receivables	(11.5)	(27.0)
Inventories	(10.2)	(18.1)
Contracts in progress	9.8	9.3
Other receivables	11.6	11.8
Payables and accrued liabilities	(229.3)	(289.9)
Other working capital	34.0	(76.1)

Cash Provided by Operating Activities (a)	336.6	193.9

Investing Activities
Additions to plant and equipment	(306.9)	(288.8)
Acquisitions, less cash acquired	—	(9.9)
Investment in and advances to unconsolidated affiliates	—	(3.0)
Proceeds from sale of assets and investments	33.2	13.1
Change in restricted cash	(3.1)	13.2

Cash Used for Investing Activities	(276.8)	(275.4)

Financing Activities
Long-term debt proceeds	38.5	53.1
Payments on long-term debt	(137.6)	(26.0)
Net decrease in commercial paper and short-term borrowings	(33.3)	(51.6)
Dividends paid to shareholders	(104.8)	(95.1)
Proceeds from stock option exercises	36.8	27.7
Excess tax benefit from share-based compensation	8.5	8.2
Other financing activities	1.3	—

Cash Used for Financing Activities	(190.6)	(83.7)

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AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

(Unaudited)

	Three Months Ended 31 December
(Millions of dollars)	2010	2009

Effect of Exchange Rate Changes on Cash	3.7	—

Decrease in Cash and Cash Items	(127.1)	(165.2)
Cash and Cash Items – Beginning of Year	374.3	488.2

Cash and Cash Items – End of Period	$247.2	$323.0

(a) Pension plan contributions	$208.7	$255.7

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AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries

SUMMARY BY BUSINESS SEGMENTS

(Unaudited)

	Three Months Ended 31 December
	2010	2009

Revenues from External Customers
Merchant Gases	$987.8	$933.6
Tonnage Gases	766.0	697.9
Electronics and Performance Materials	526.0	433.4
Equipment and Energy	111.9	108.6

Segment and Consolidated Totals	$2,391.7	$2,173.5

Operating Income
Merchant Gases	$200.5	$189.6
Tonnage Gases	115.6	100.2
Electronics and Performance Materials	68.9	48.4
Equipment and Energy	20.2	7.8

Segment Totals	$405.2	$346.0
Acquisition-related costs	(43.5)	—
Other	(1.1)	(1.0)

Consolidated Total	$360.6	$345.0

	31 December 2010	30 September 2010

Identifiable Assets (a)
Merchant Gases	$5,061.9	$5,075.3
Tonnage Gases	3,999.7	3,876.4
Electronics and Performance Materials	2,312.9	2,275.8
Equipment and Energy	333.2	341.3

Segment Totals	$11,707.7	$11,568.8
Other	840.0	1,024.3

Consolidated Total	$12,547.7	$12,593.1

(a)	Identifiable assets are equal to total assets less investments in and advances to equity affiliates.

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AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(Millions of dollars, except for share data)

AIRGAS TRANSACTION

In February 2010, we commenced a tender offer to acquire all the outstanding common stock of Airgas, Inc. (Airgas), including the associated preferred stock purchase rights, for $60.00 per share in cash, less any required withholding tax, and subject to the terms and conditions set forth in the Offer to Purchase, dated 11 February 2010, as amended. Airgas, a Delaware company, is the largest U.S. distributor of industrial, medical, and specialty gases, and hard goods. On 9 December 2010, we increased the value of our tender offer to $70.00 per share. At this price, the total value of the transaction would be approximately $7.8 billion, including $6.1 billion of equity and $1.7 billion of assumed debt. The offer and withdrawal rights are scheduled to expire on 4 February 2011, unless further extended.

In connection with this tender offer, we have secured committed financing in the form of a $6.7 billion term loan credit facility. Fees incurred to secure this credit facility have been deferred and are being amortized over the term of the arrangement.

For the three months ended 31 December 2010, $43.5 ($27.2 after-tax, or $.12 per share) in expense was recognized related to this transaction and is included within acquisition-related costs on the consolidated income statement. This includes amortization of the fees related to the term loan credit facility and other acquisition-related costs.

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RECONCILIATION

NON-GAAP MEASURE

We utilize a non-GAAP measure in the computation of capital expenditures and include spending associated with facilities accounted for as capital leases. Certain contracts associated with facilities that are built to provide product to a specific customer are required to be accounted for as leases, and such spending is reflected as a use of cash within cash provided by operating activities. The presentation of this non-GAAP measure is intended to enhance the usefulness of information by providing a measure which our management uses internally to evaluate and manage our expenditures.

Below is a reconciliation of capital expenditures on a GAAP basis to a non-GAAP measure.

	Three Months Ended 31 December
(Millions of dollars)	2010	2009

Capital expenditures – GAAP basis	$306.9	$301.7
Capital lease expenditures	62.1	43.5

Capital expenditures – non-GAAP basis	$369.0	$345.2

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Media Inquiries:

Robert Brown, tel: (610) 481-1192; e-mail: brownrf@airproducts.com.

Investor Inquiries:

Simon Moore, tel: (610) 481-7461; e-mail: mooresr@airproducts.com.